Exhibit 1.01

Tesla Conflict Minerals Report

* This report has been filed to comply with the reporting period for the year ended December 31, 2016.

Tesla’s mission

The goal of Tesla is to accelerate world’s transition to sustainable energy.

Overview of Tesla

We design, develop, manufacture, lease and sell high-performance fully electric vehicles, energy storage systems, and solar energy systems.

Tesla’s Supply Chain

Our products use thousands of purchased parts which we source globally from hundreds of suppliers.

Tesla is committed to only sourcing responsibly produced materials. Tesla has a Human Rights and Conflict Minerals policy that outlines our expectations to all suppliers and partners that work with us.  We strictly follow all U.S. and foreign law, and require our supply chain to do the same.  All of our contracts require suppliers to adhere to our human rights policy and environmental and safety requirements. Tesla is committed to making working conditions in Tesla’s supply chain safe and humane, ensuring that workers are treated with respect and dignity, and that manufacturing processes are environmentally responsible.  Tesla suppliers are required to provide evidence of the existence of policies that address these social, environmental, and sustainability issues as well as responsible sourcing.

Our complex supply chain is a unique hybrid of the traditional automotive and high tech industries and encompasses suppliers from around the world.  Many of our Tier 1 suppliers (i.e., direct suppliers) do not purchase all their raw materials directly and instead obtain them from downstream suppliers and sub-suppliers.  Therefore, reliably determining the origin is a difficult task.

Our Tier 1 suppliers are required to register and complete the domestic and international material compliance requirements in the International Material Data System (“IMDS”) to meet European Union and other international material and environmental related regulations.  This requirement is mandated for all suppliers who supply their products or raw materials to us as part of our production part approval process.

Supplier-provided data collected via the IMDS process is the starting point for our conflict minerals due diligence efforts.  In addition to the material requirements above, we refined our sourcing process to require our Tier 1 suppliers to fully disclose material sourcing of certain materials as specified in supply chain purchasing contracts.

Ensuring Supplier Compliance

As part of ensuring supplier compliance to conflict minerals due diligence, we released a human rights and conflict minerals policy in 2013 and updated it in 2015.  Tesla is committed to sourcing responsibly and considers mining activities that fuel conflict as unacceptable. Tesla’s suppliers are expected to use reasonable efforts to ensure that parts and products supplied to Tesla are DRC “conflict-free,” meaning that such conflict minerals do not benefit armed groups in the Democratic Republic of the Congo.  Conflict-free means such parts and supplies do not contain metals derived from "conflict minerals" which are defined as:

(i)columbite-tantalite (tantalum);

(ii)cassiterite (tin);

(iii)gold;

(iv)wolframite (tungsten); and

(v)any derivatives of the above.

The goal of this policy is to ensure that Tesla's products do not directly or indirectly finance or benefit armed groups through mining or mineral trading in the DRC and adjoining countries. Tesla requires its suppliers to establish policies, due diligence frameworks, and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Tesla expects its suppliers to stay up-to-date with and to use validated conflict free smelters and refiners assessed by the Conflict-Free Sourcing Initiative and similar organizations. Tesla performs ongoing due diligence and files annual reports with the U.S. Securities and Exchange Commission in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. For more information regarding Tesla’s Human Rights and Conflict Minerals Policy, visit http://www.tesla.com/about/legal.

Tesla’s Conflicts Mineral Policy also includes a grievance mechanism where concerned parties may contact Tesla’s Board of Directors and provide comments about Conflict Minerals and other sourcing matters.

The Recognized Framework used to develop Due Diligence Framework

Our conflict minerals process and policy are designed to conform in all material respects with the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”).

Description of Due Diligence Performed on the Source and Chain of Custody of those Conflict Minerals

Step 1: Establish strong company management systems

As noted above, Tesla has adopted a human rights and conflict minerals policy. The policy was reviewed and updated in December 2015. Our supplier manuals also address conflict minerals and state our expectation that all Tesla suppliers are accountable for performing due diligence on their mineral supply chains in accordance with the OECD Guidance.  Our contractual terms with suppliers (i.e., General Terms and Conditions) include verbiage that provides the expectation that all Tesla suppliers are accountable for performing conflict minerals due diligence aligned with the OECD Guidance as required by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We maintain a small team within our supply chain personnel to lead the due diligence efforts. Our internal cross-functional “Steering Committee” composed of Tesla management from Supply Chain, Accounting and Legal oversees the due diligence efforts and potential risks and issues within our supply base.  We use the Conflict-Free Sourcing Initiative (“CFSI”) Reporting Template (“CMRT”) to query at risk Tier 1 suppliers to identify smelters in congruence with the OECD Guidance.

We are using the automotive industry standard International Material Data System (“IMDS”) to help determine which suppliers are at risk for conflict minerals for all Tesla products.  From that database, we review the existing supplier base annually to include newly added suppliers and existing suppliers who provide products to Tesla, to determine which Tier 1 suppliers are likely to supply a product with Gold, Tantalum, Tin, Tungsten, or “3TG”.  For any Tier 1 supplier which has products that are determined to be highly unlikely to provide 3TG, we do not pursue additional conflict minerals due diligence and do not include that supplier in the Reasonable Country of Origin Inquiry (“RCOI”).

Step 2: Identify and assess risk in the supply chain

We sent out an inquiry letter to the Tier 1 suppliers which have products not determined to be “highly unlikely” to provide 3TG based on our data analysis from IMDS.   Suppliers were given approximately one month to respond to this letter and submit their CMRT.  Any suppliers that did not respond were queried again.  We continually reached out to in-scope suppliers on a monthly basis towards the end of 2016 to receive the most up-to-date report.

Any concerns with supplier responses throughout data collection were brought to the attention of a member of, or the entire, Tesla Motors Conflict Minerals Steering Committee for further review and action.  Suppliers who did not respond were brought to the attention of a Steering Committee member for escalation.

In addition, we continued to engage with other manufacturing companies in Silicon Valley to discuss conflict minerals activities across multiple industries. This Silicon Valley Conflict Minerals Forum has been instrumental in developing an aligned strategy and approach to the conflict minerals due diligence challenge. Tesla regularly participates, hosts gatherings, and encourages participation.

Step 3: Design and implement a strategy to respond to identified risks

We performed risk-based assessments on all Tier 1 and potential Tier 1 suppliers as part of our sourcing process and through IMDS we identified which direct suppliers were highly likely to supply products that contain 3TG.  Based on this supplier list, we conducted a supply chain survey using the CMRT, requesting Tier 1 suppliers to identify smelters and refiners and country of origin of the conflict minerals. Using the CMRT, we received reports back on Tier 1 supplier progress and collected the determined list of smelters used in the supply chain.  We followed up with suppliers that did not respond to the original request for information.

We performed documentation review of the smelters and refiners identified by the Tier 1 suppliers using the CMRT and made further inquiries to suppliers if we needed more clarification.  We developed an in-house template to track the progress and response rate to determine next steps and escalation as necessary.

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

We support the CFSI’s outreach efforts and Conflict-Free Smelter Program’s (“CFSP”) smelter audits through our membership.  We reserve the right to ask any high risk Tier 1 supplier to audit their supply chain conflict minerals due diligence using a 3rd party independent auditor.

As outlined in the OECD Guidance, the internationally recognized standard on which our company’s system is based, we support an industry initiative that audits smelters’ and refiners’ due diligence activities. That industry initiative is the EICC and GeSI’s Conflict-Free Sourcing Initiative. The data on which we relied for certain statements in this declaration was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member TSLA.

Step 5: Report on supply chain due diligence

We report on our due diligence efforts as required by law.

Steps Tesla Plans to Take to Mitigate the Risk that Necessary Conflict Minerals Benefit Armed Groups, Including Any Steps to Improve Tesla’s Due Diligence – 2017 focus

In 2017, we plan to continue our inquiry method and utilize the CFSI’s CMRT to collect and report on due diligence activities with our supply base. We will perform another review of our suppliers who are determined to be highly likely to source 3TG. We plan to continue participation in our Silicon Valley Conflict Minerals Forum and work together with our industry peers to better understand the developments from our joint due diligence efforts.  Supplier education is important to our efforts to collect reliable feedback, and we plan to better provide details on our conflict minerals due diligence efforts to our Tier 1 suppliers through distributing information about the CFSI’s efforts and encouraging participation in the CFSI. With our new membership to the Electronics Industry Citizenship Coalition (“EICC”), we will be able to better implement a strategy to address supplier education for not only conflict minerals but other responsible sourcing issues. As a continuous improvement effort, we plan to monitor our due diligence progress over the year as we receive supplier responses to our inquiries and target 100% response rate.  We expect to participate in more CFSI smelter engagement outreach efforts and provide feedback to our own supply chain to improve the quality of the responses from our suppliers.

Reasonable Country of Origin Inquiry of the Necessary Conflict Minerals in Tesla’s Products

Tesla has not yet been able to fully identify countries of origin of 3TG and the smelters and refiners used to process the necessary conflict minerals in Tesla’s products.

We identified 182 suppliers who supply 3TG in their products and required all of these suppliers to perform and report on their supply chain due diligence through the use of the CMRT.  More than half of these identified suppliers in scope were new to our supply chain in 2016.  We received 77 supplier responses with 3,525 unique smelters and refiners reported comprehensively.  Due to our rapid growth and ramp in vehicle production, the number of smelters also more than doubled from the previous year.  Tesla’s increase in product volume made it necessary to work with many new and different suppliers starting in calendar year 2016. As a member of the CFSI, we have become better educated about the requirements to conflict free due diligence from the CFSI’s work through conferences, weekly calls, and updates from different working groups within the CFSI.  We recognize the importance of working with industry peers and organizations and believe that a consolidated effort to determine reasonable country of origin is the most efficient method. Through our involvement in the CFSI, we contributed information to help identify the current status of many of our smelters.  To help determine reasonable country of origin, we continue to monitor and rely upon the CFSI’s progress in dispositioning smelters and refiners.  Additionally, we continuously compare the updated list of facilities that are certified by the CFSI as conflict-free smelters or refiners against our own CMRT results throughout the year.

Our Tier 1 suppliers are highly dependent on the information provided to them by their suppliers.   Determining the countries of origin of each and every 3TG mineral continues to be a challenge that will take years to complete.  While the CFSI has made substantial progress in identifying and assessing smelters and refiners globally, there is still a lot more that can be done.

At the end of 2016, Tesla acquired SolarCity.  This late addition to Tesla’s product line and supply chain scope necessitated an intense effort to understand SolarCity’s responsible sourcing policies and due diligence processes.  Tesla has been working with SolarCity very closely to identify suppliers in scope for calendar year 2017.  Tesla will incorporate SolarCity 3TG due diligence in our report for calendar year 2017.

Based on the information provided by Tesla’s suppliers as well as the CFSI, Tesla believes that the countries of origin of the 3TG contained in its products include the countries listed below in Annex I as well as scrap and recycled sources.  This list of countries as well as the smelter and refiner list (Annex II) is based off of CFSI’s RCOI data from March 3, 2017, and Tesla’s 2016 supplier CMRT submissions.

Other Responsible Sourcing Efforts and Engagement in 2016

In addition to global laws and regulations that focus on 3TG due diligence, there is increased scrutiny and interest from non-governmental organizations and investors on other minerals and responsible sourcing issues.

In 2016, Tesla was engaged and proactive on addressing a variety of responsible sourcing risks on numerous occasions.  In recognition of the importance of responsible sourcing, Tesla joined EICC in early 2017 as a Supporter Member after vetting multiple global organizations.

Much of Tesla’s due diligence effort in 2016 was concentrated on improving our overall responsible sourcing policy and addressing concerns with certain minerals and regions at risk outside the scope of 3TG.  Tesla was proactive in engaging direct suppliers and partners to address these other minerals.  Similar to our efforts for 3TG, Tesla sent letters to suppliers and requested immediate feedback on any risks associated with mineral sourcing.

Of particular interest has been the sourcing of raw materials contained in the battery cells used in Tesla’s products since battery cells are a major component of our business. Tesla has built strong partnerships with our direct battery cell suppliers.  We work closely together to identify and engage with raw materials suppliers that support cell production, which does not typically include 3TG. We request and receive certificates of origin for raw materials, documentation and descriptions of risk management and mitigation policies at these suppliers, and as necessary visit production sites to observe, review, and discuss these risks and how they are addressed. We also check third party audits and evaluations to ensure our direct battery suppliers are complying with all relevant laws and their own corporate policies against child labor, human rights abuses, and other issues that affect responsible sourcing.

Tesla also reviews the requirements that our direct suppliers have with their sub-suppliers.  Most importantly, Tesla visits these sub-suppliers when possible to observe and review their processes and risk mitigation techniques. During these visits we look for potential human rights risks, as well as safety or environmental risks, and discuss mitigation efforts directly with the operators. This engagement by Tesla sometimes extends all the way back to the mining stages, where producers are typically a tier 4 supplier to Tesla.

[Annex I]

Australia, Austria, Benin, Bolivia, Brazil, Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, Democratic Republic of Congo, Ecuador, Eritrea, Ethiopia, France, Ghana, Guatemala,  Guinea, Guyana, Honduras, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russia, Rwanda, Senegal, Sierra Leone, South Africa, Spain, Thailand, Togo, Uganda, United States of America, Uzbekistan, Vietnam, Zimbabwe

[Annex II]

The following list of facilities are certified by the CFSI as conflict-free smelters or refiners who have completed the CFSP and are CFSI compliant and believed to be in Tesla’s supply chain.  We publish this list to hold these smelters and refiners accountable and to give credit for their continued participation in the CFSP.  In addition, we hope that this encourages the remaining smelters and refiners in our supply to accelerate their efforts to become conflict free through the CFSP.

Metal	Smelter	Smelter ID
Gold	Advanced Chemical Company	CID000015
Gold	Aida Chemical Industries Co., Ltd.	CID000019
Gold	Al Etihad Gold LLC	CID002560
Gold	Asahi Pretec Corporation	CID000082
Gold	Asaka Riken Co., Ltd.	CID000090
Gold	Daejin Indus Co., Ltd.	CID000328
Gold	Dowa	CID000401
Gold	DSC (Do Sung Corporation)	CID000359
Gold	Eco-System Recycling Co., Ltd.	CID000425
Gold	Elemetal Refining, LLC	CID001322
Gold	Kojima Chemicals Co., Ltd.	CID000981
Gold	Korea Zinc Co., Ltd.	CID002605
Gold	Materion	CID001113
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325
Gold	Samduck Precious Metals	CID001555
Gold	SAXONIA Edelmetalle GmbH	CID002777
Gold	Singway Technology Co., Ltd.	CID002516
Gold	Solar Applied Materials Technology Corp.	CID001761
Gold	United Precious Metal Refining, Inc.	CID001993
Gold	WIELAND Edelmetalle GmbH	CID002778
Gold	Yamamoto Precious Metal Co., Ltd.	CID002100
Gold	Yokohama Metal Co., Ltd.	CID002129
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211
Tantalum	Conghua Tantalum and Niobium Smeltry	CID000291

Tantalum	Duoluoshan	CID000410
Tantalum	Exotech Inc.	CID000456
Tantalum	FIR Metals & Resource Ltd.	CID002505
Tantalum	Global Advanced Metals Aizu	CID002558
Tantalum	Global Advanced Metals Boyertown	CID002557
Tantalum	H.C. Starck Co., Ltd.	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547
Tantalum	H.C. Starck Inc.	CID002548
Tantalum	H.C. Starck Ltd.	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492
Tantalum	Hi-Temp Specialty Metals, Inc.	CID000731
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506
Tantalum	KEMET Blue Metals	CID002539
Tantalum	KEMET Blue Powder	CID002568
Tantalum	King-Tan Tantalum Industry Ltd.	CID000973
Tantalum	LSM Brasil S.A.	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163
Tantalum	Mineração Taboca S.A.	CID001175
Tantalum	Mitsui Mining & Smelting	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tantalum	NPM Silmet AS	CID001200
Tantalum	Power Resources Ltd.	CID002847
Tantalum	QuantumClean	CID001508
Tantalum	Resind Indústria e Comércio Ltda.	CID002707
Tantalum	Solikamsk Magnesium Works OAO	CID001769
Tantalum	Taki Chemical Co., Ltd.	CID001869
Tantalum	Telex Metals	CID001891
Tantalum	Tranzact, Inc.	CID002571
Tantalum	Ulba Metallurgical Plant JSC	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508
Tantalum	Yanling Jincheng Tantalum Co., Ltd.	CID001522
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CID002307
Tantalum	Zhuzhou Cemented Carbide	CID002232
Tin	Alpha	CID000292
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228

Tin	China Tin Group Co., Ltd.	CID001070
Tin	Cooperativa Metalurgica de Rondônia Ltda.	CID000295
Tin	CV Ayi Jaya	CID002570
Tin	CV Dua Sekawan	CID002592
Tin	CV Gita Pesona	CID000306
Tin	CV Serumpun Sebalai	CID000313
Tin	CV Tiga Sekawan	CID002593
Tin	CV United Smelting	CID000315
Tin	CV Venus Inti Perkasa	CID002455
Tin	Dowa	CID000402
Tin	EM Vinto	CID000438
Tin	Fenix Metals	CID000468
Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848
Tin	Gejiu Jinye Mineral Company	CID002859
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Melt Metais e Ligas S/A	CID002500
Tin	Metallic Resources, Inc.	CID001142
Tin	Mineração Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	CID002517
Tin	Operaciones Metalurgical S.A.	CID001337
Tin	PT Aries Kencana Sejahtera	CID000309
Tin	PT Artha Cipta Langgeng	CID001399
Tin	PT ATD Makmur Mandiri Jaya	CID002503
Tin	PT Babel Inti Perkasa	CID001402
Tin	PT Bangka Prima Tin	CID002776
Tin	PT Bangka Tin Industry	CID001419
Tin	PT Belitung Industri Sejahtera	CID001421
Tin	PT Bukit Timah	CID001428
Tin	PT Cipta Persada Mulia	CID002696
Tin	PT DS Jaya Abadi	CID001434
Tin	PT Eunindo Usaha Mandiri	CID001438
Tin	PT Inti Stania Prima	CID002530
Tin	PT Karimun Mining	CID001448

Tin	PT Kijang Jaya Mandiri	CID002829
Tin	PT Menara Cipta Mulia	CID002835
Tin	PT Mitra Stania Prima	CID001453
Tin	PT O.M. Indonesia	CID002757
Tin	PT Panca Mega Persada	CID001457
Tin	PT Prima Timah Utama	CID001458
Tin	PT Refined Bangka Tin	CID001460
Tin	PT Sariwiguna Binasentosa	CID001463
Tin	PT Stanindo Inti Perkasa	CID001468
Tin	PT Sukses Inti Makmur	CID002816
Tin	PT Sumber Jaya Indah	CID001471
Tin	PT Timah (Persero) Tbk Kundur	CID001477
Tin	PT Timah (Persero) Tbk Mentok	CID001482
Tin	PT Tinindo Inter Nusa	CID001490
Tin	PT Tommy Utama	CID001493
Tin	PT Wahana Perkit Jaya	CID002479
Tin	Resind Indústria e Comércio Ltda.	CID002706
Tin	Rui Da Hung	CID001539
Tin	Soft Metais Ltda.	CID001758
Tin	Thaisarco	CID001898
Tin	VQB Mineral and Trading Group JSC	CID002015
Tin	White Solder Metalurgia e Mineração Ltda.	CID002036
Tin	Yunnan Tin Company Limited	CID002180
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494
Tungsten	Global Tungsten & Powders Corp.	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218
Tungsten	H.C. Starck GmbH	CID002541
Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769
Tungsten	Hydrometallurg, JSC	CID002649
Tungsten	Japan New Metals Co., Ltd.	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CID002535
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316
Tungsten	Kennametal Fallon	CID000966
Tungsten	Kennametal Huntsville	CID000105
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319
Tungsten	Moliren Ltd	CID002845
Tungsten	Niagara Refining LLC	CID002589
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CID002815
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889
Tungsten	Unecha Refractory metals plant	CID002724
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	CID002011
Tungsten	Wolfram Bergbau und Hütten AG	CID002044
Tungsten	Woltech Korea Co., Ltd.	CID002843
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095

Conflict Minerals Information on Tesla’s Website

This Conflict Minerals Report and more information regarding Tesla’s Conflict Minerals Policy is available at: https://www.tesla.com/about/legal.